INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 1, 2024, with respect to our audits of the consolidated financial statements of Crown Electrokinetics Corp. as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of Crown Electrokinetics Corp.

/s/ Marcum LLP

Marcum LLP
Costa Mesa, CA
September 5, 2024